Exhibit 99.1

Badger State Ethanol LLC

Volume 1, Issue 1

September 1, 2003

COMMENTS FROM THE CHAIR AND THE PREZ

This newsletter begins a new era of communication between Badger State Ethanol and its investors.  This issue and the others to follow will provide you with information directly from the individuals that actually run the plant.  Who is better qualified to speak regarding its operation than the individuals themselves that operate this business day to day?  You will have an opportunity to get to know our staff and to learn what it is they do at BSE.

John and Gary hope you enjoy this new format and as always welcome your feedback regarding this publication or any other aspect of Badger State Ethanol.

A special thanks goes to Cindy Sigafus, Badger State’s office manager, who has agreed to be the official editor of the newsletter.

At the end of August, the plant has operated over 300 days.  Our ethanol production from startup to present totals over 34,500,000 gallons.  Ethanol sales have been very brisk this past month with favorable netbacks for the company.  Currently we are contracting fall and winter business at equally favorable levels.  We are selling ethanol as fast as we can make it with very little opportunity to build inventories except on weekends.

There was not much sales activity of stocks during the second trimester.  Only five shares traded hands.  Each share sold for $2400.

Part of the 2003 Federal CCC payment has finally been received.  The unpaid balance should be paid to BSE sometime this fall.  We have already signed up for the 2004 CCC program and hope next year’s payments arrive in a more timely fashion.

The next annual meeting will be held later than last year’s meeting.  In the operating agreement, it stated the first year’s annual meeting was to be held within 120 days after the one-year anniversary of financial close.  The operating agreement goes on to state that in subsequent years, the annual meeting will be held within 120 days of the company’s fiscal yearend, which is December 31.  The plan is to schedule the next annual meeting for sometime in February.  More information will follow as time draws near.

Until next time, drive safely and be sure to fuel with ethanol!

WISCONSIN BANS MTBE

After unanimously passing Wisconsin’s state Assembly and Senate, Governor Jim Doyle (D) recently signed SB 117 into law.  The bill bans all but trace amounts of MTBE in Wisconsin gasoline beginning August 1, 2004.

Wisconsin becomes the 17th state to outlaw the gasoline additive responsible for contaminating water supplies across the country.  Ethanol will undoubtedly replace MTBE currently being used in Wisconsin.

ERIK HUSCHITT – Commodities Manager

My name is Erik Huschitt, and I had the great fortune of joining Badger State Ethanol in January 2002 as its commodities manager.  I previously served as a grain merchandiser for the Scoular Company in Kansas City, KS.  Over the past three years I helped build Scoular’s domestic feed grain program in West Texas.  Prior to joining the Scoular Company, I worked at Continental Grain Company where I spent three years in Kansas and Texas merchandising wheat, corn, and milo to destinations in California, Kansas, Colorado, Texas, and New Mexico.  I was awarded the Continental Grain Merchandiser of the Year award in 1996.

I hold a degree in agricultural business management from the University of Wisconsin at Madison.  I grew up on a beef farm nearby in Browntown, Wisconsin with my four brothers and parents, Johann and the late Irene Huschitt.  My wife Heather and I are very pleased to have moved back home to Wisconsin with our two and a half year old son, Hunter.  We are expecting our second child in September and are so grateful to have the opportunity to raise our children in this community close to our immediate family.

Annually I procure approximately 15 million bushels of corn which BSE processes into ethanol.  In order to accomplish this I work with the elevators of this area and surrounding markets as well as the Wisconsin Southern Railroad to ensure the timely receipt of the 42,000 bushels needed daily.  We receive our corn by truck and rail and currently run a fleet of 50 corn railcars.  I also work with Murex and ICM on the management of our inventories and logistical needs.  With this size operation there is always something moving.  Approximately 850,000 gallons of ethanol and 2,500 tons of DDGS are shipped weekly.

An important part of any operation is managing risk.  BSE is always subject to exposure in the price it receives for its ethanol and DDGS as well as the price that it pays for natural gas and corn.  I work with our partners to help monitor and initiate hedge strategies.  As many of you know, the volatility in all markets has been nothing short of extraordinary.  Corn prices from $2.80 to $2.10 and natural gas from $3.50 to over $11.00, and this is only year #1! After this year I am convinced the only thing that’s certain is that nothing is certain in these markets.  We will continue to strive to minimize potential risks while at the same time allowing ourselves maximum potential.  I appreciate the opportunity and responsibility with which I have been entrusted, and I look forward to communicating with you more in the future.

KURT KOLLER – Lab Manager

Growing up in southern Wisconsin I was happy when I was chosen to be part of Badger State Ethanol and the expanding fuel ethanol industry.  Upon graduation from the University of Wisconsin-Platteville, with a degree in chemistry, I moved out of state to gain employment in this field of study.  As Badger State Ethanol took shape I came in contact with both Gary Kramer and John Malchine and found their attitudes toward this industry and their employees to be just what I was looking for in a company.  My family and I have been back in Wisconsin for just over a year now and have enjoyed all aspects of the job and community in which we live.

The laboratory continues to generate the data needed to run fermentation and process efficiently.  Badger State Ethanol is lucky to have two highly qualified laboratory technicians, Jenny Bystry and Joe Ackerson.  Every day they pull representative samples from all parts of the process and run a series of tests which provides the data needed to run the plant smoothly.  We look for things that can cause stress on the yeast.  Our ultimate goal is to keep the conditions conducive for yeast to ferment sugars to make alcohol.  The biggest of these stress factors is bacterial contamination which causes the production of organic acids.  These acids at very low levels inhibit the yeast’s ability to convert sugar to alcohol.  The bacteria then also consumes the sugar to form these acids, thus lowering ethanol production.  Without this type of information our operators would not know when certain parameters were outside acceptable limits thus potentially lowering alcohol production.

It is also necessary to monitor the two products we produce here, namely fuel alcohol and distiller’s grain.  We make sure the quality of each product meets ASTM industrial standards and our customers’ expectations.  Every load of fuel alcohol that leaves the plant has a Certificate of Analysis associated with it.  This document states the content of several different components which we are absolutely required to meet.

Since startup last October the plant has performed well, yet there is more that can be done to increase production.  We have identified technical issues here that have challenged us at times, but we continue to work closely with ICM and Fagen to resolve them.  As our staff becomes more familiar with the plant and its capabilities our alcohol production can only increase.

LAURIE CANNOVA – Safety Director and Administrative Assistant

We have come a long way from day one when BSE employees showed up to train and to learn to efficiently operate the facility.  Many plans have been put into place to ensure our loss control program is complete.  With the amount of product we make at our plant, we are regulated by several entities.  In addition to the extensive regulations, there are stringent safety rules and requirements for operation.  We have completed significant training courses, and with the installation of an interactive safety library we can monitor OSHA requirements.  Three months of safety modules have been completed, with the fourth underway, new modules will be added as time goes by.

Equipment training has been done on the shuttle wagon, telehandler, forklift, skid loader and the man lift.  Our policy is that no individual operates a piece of equipment without prior training.  This past month the Monroe Fire Department trained BSE employees on fire safety and proper use of fire extinguishers.

The Bureau of Explosives trained our rail yard crew on HAZMAT (hazardous materials) loading and unloading procedures.  It sponsored a HAZMAT symposium in Dallas, TX, where I was able to ask site-specific questions relevant to BSE operations.  A number of individuals that work in rail yards were in attendance, so we all had information to share.  I attended a wide variety of railroad-related courses as well.

WSOR (Wisconsin and Southern Railroad) came in June to demonstrate the procedures they follow for rail safety and rail switching.  We are in the process of revising the standard operating procedure to reflect more efficient railroad usage.

A safety committee was established with the goal of having the entire facility and staff participate.  This committee is advisory, created to make recommendations to administration regarding safety and maintenance issues.  Monthly inspections of the plant are done with reports and reviews of operation.  Having input from all employees helps us as a company to address all areas of BSE.

The number one priority at Badger State Ethanol is safety.  Ongoing training will ensure plant compliance as new regulations are added or others revised.  We will maintain our training to comply with all regulations to guarantee the safety of all our employees.

The safety committee has goals that are under research and development.  As they become applicable, they will be shared with BSE personnel.

THIS ISSUE’S EMPLOYEE FEATURE – DOUG FRIEDRICH

BSE operator, Doug Friedrich is a Monroe man, the son of Roger and April Friedrich.  He grew up on the family dairy farm south of Monroe and graduated from Monroe High School in 1997.

Doug served in the U.S.  Marine Corps from 1997 until 2001 serving in many capacities and several locations such as: Biloxi, MS, San Diego, CA, and Iwakuni, Japan.  Military aviation equipment calibration and repair was his specialty until his honorable discharge.

He joined Badger State Ethanol as an plant operator in September 2002.  His duties as one of the eight operators include: monitoring the entire production process by using specialized computers to control the entire plant, occasional mechanical repair, some lab work and general troubleshooting.  Even without previous ethanol plant experience, Doug has become a top operator through training courses and on-the-job training.  When asked about his first year with BSE, he said, “this past year has been a great learning experience”.

Congratulations to Doug and Nichole Vickers who were married on August 23.  It is no surprise that Monroe will be home to the newlyweds.

RICHARD HANSON – Plant Manager

Hello and welcome to the members of Badger State Ethanol.  I would like to introduce myself.  I am Richard Hanson, the plant manager.

My wife Kathy, daughter Ashley and I have been living in Monroe for the past two years.  We really enjoy living in Monroe; it has a lot to offer.  Some of you may have met Kathy and me during the construction of the plant when Badger State opened the site up for its monthly Sunday open house.  At the time I was working for ICM as its onsite representative.  I worked with Fagen Inc.  overseeing the installation of the equipment and piping throughout the plant.

My career began in the grain processing industry back in 1983.  My employer was Minnesota Corn Processors (now ADM) in Marshall, Minnesota.  Since that time I have been given the opportunity to grow with the ethanol industry.  With my knowledge and experience, I feel I have contributed to the best of my ability to this industry.  The future of ethanol production is very exciting.  The business has come full circle from where it started, to where it has evolved to today.

It’s also hard to imagine that just a year ago our employees were beginning the first of their six weeks of Ethanol 101 classroom training.  The training was very effective as it allowed a very smooth startup of the plant.  I would like to compliment Dave Vander Griend, president of ICM, and his people for the design, the layout of the plant equipment and the startup assistance they have given to Badger State.

If I were to tell you that we did not have any problems during the first months of operation it would not be true.  A couple of lines froze early last fall when the heat trace was not all completed.  In December, a tube failed on a heat exchanger that required us to shut down for 18 hours so it could be found and plugged.  We built a 1,600-ton a week Modified Wet Distillers market to only watch it shrink as market conditions around us changed.  On the positive side of the plant, it has been operating above design rates (42 and 44 million gallons a year).  The Modified Wet Distillers market is starting to pick back up and alcohol sales are strong.

We have received notice from the State Department of Natural Resources that Badger State has passed all its emission tests.  That is worth celebrating!

In closing I want to give credit to the employees of Badger State Ethanol, as they are the ones who keep the plant running strong.  They meet the challenges of a 24-hour day, 7 days a week operation.